UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 10, 2011

ENTERTAINMENT ART, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

333-152404	26-0370478
(Commission File Number)	(IRS Employer Identification No.)

c/o Jeff Lamson, 2679 Aberdeen Lane, El Dorado Hills, CA  95762
(Address of Principal Executive Offices, Zip Code)

408.605.1572
(Registrant's Telephone Number, Including Area Code)

571 Washington Street, West Hempstead, NY 11552
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5.    Corporate Governance and Management

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On October 10, 2011, Mr. Joseph Koegel resigned as President, Chief Executive Officer, and as a member of the board of directors of Entertainment Art, Inc. (the "Company").   Mr. Koegel served as a company officer and director since June 2007.

Mr. Koegel’s resignation did not result from any disagreement with us concerning any matter relating to the Company’s operations, policies or practices.

On October 11, 2011, Mr. David Lubin resigned as Secretary and as a member of our board of directors.  Mr. Lubin served as a company officer and director since June 2007.

Mr. Lubin’s resignation did not result from any disagreement with us concerning any matter relating to the Company’s operations, policies or practices.

(d) On October 11, 2011, Jeff Lamson was elected as president, chief executive officer, treasurer, and a member to our board of directors. Notwithstanding the resignations of Messrs. Koegel and Lubin, the Company is still responsible to said individuals in accordance with the terms and provisions of the Indemnification Agreement dated as of March 1, 2011 between the Company and each of Messrs. Koegel and Lubin.

Mr. Lamson, age 47, has been the Vice President of Finance for Sacramento Cooling, Inc., a heating and cooling services company in Northern California.

Mr. Lamson’s executive management and financial experience and expertise in small business and technology matters make him well qualified as a member of our board of directors.  He also brings transactional expertise including mergers and acquisitions and capital markets.

On October 11, 2011, Tyrone Lamb was elected as secretary and a member to our board of directors.

Mr. Lamb, age 43, is the VP of Finance for Folsom Window and Glass, a speciality contractor’s glass company based in Sacramento, California.

Mr. Lamb’s in-depth knowledge of finance and operations of in small cap companies make him well qualified as a member of our board of directors.

Neither Mr. Lamson nor Mr. Lamb has engaged in a related party transaction with us during the last two years, and there are no family relationships between Mr. Lamson or Mr. Lamb and any of our other executive officers.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERTAINMENT ART, INC.

Date: October __, 2011	By:	/s/ Jeff Lamson
Jeff Lamson,
President, Chief Executive Officer, and Director

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